Exhibit 99.27(d)(9)

                               Family Term Rider

                                FAMILY TERM RIDER

This rider is a part of the Policy to which it is attached. Except as otherwise stated in this rider, it is subject to all of the provisions of the Policy.


POLICY NUMBER:                      [3000000]

INSURED:                            [John Doe]

ISSUE AGE AND SEX:                  [35 - Male]

RISK CLASSIFICATION:                [Nonsmoker]

RIDER INSURANCE AMOUNT:             [$100,000]

RIDER DATE:                         [January 10, 2002]

RIDER EXPIRY DATE:                  [January 10, 2037]

FINAL CONVERSION DATE:              [January 10, 2032]

INITIAL MONTHLY RIDER CHARGE:       [$14.08]


                                     GENERAL

RIDER DESCRIPTION
This rider provides term life insurance coverage on the Insured shown above until the Rider Expiry Date, subject to the terms below. There is a monthly charge for rider coverage, and such charge is assessed as a deduction from the Policy Value as part of the monthly deduction for the policy.

RIDER DEATH BENEFIT
The Rider Death Benefit is equal to the Rider Insurance Amount shown above. Upon receipt of due proof at Our Main Administrative Office that the Insured died while this rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.

MONTHLY CHARGE
The Monthly Charge for this rider is equal to the applicable monthly cost of insurance rate for the Insured multiplied by the Rider Insurance Amount. The monthly cost of insurance rates are based on the Attained Age, sex and risk classification of the Insured. Such rates will not exceed the rates in the table attached to this rider. Higher cost of insurance rates than those shown will apply to Substandard risks. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insured after the Rider Date of Issue, and based on our future mortality, expense, lapse and investment expectations.

The monthly charge for the rider is deducted from the Policy Value as part of the monthly deduction for the policy. The Initial Monthly Charge for this rider is shown above. Future monthly charges will vary and generally increase.

VR57                                   1

CONVERSION
While this rider is In Force and on or before the Final Conversion Date, You may convert the Rider Death Benefit, without evidence of insurability, to a new insurance policy on the life of the Insured. The Face Amount of insurance coverage of the new policy will be equal to or less than the Rider Death Benefit. The new policy may be any plan of variable or universal life insurance that We offer at the time of conversion. The new policy will be subject to Our published issue rules (e.g. age and amount limits) for the plan chosen which is in effect at that time.

In order to convert insurance coverage, You must submit to Us a written release and surrender of all claims for the Insured Person under this rider. The policy date of the new policy will be the conversion date.

CONVERSION ALLOWANCE
We will apply a Conversion Allowance to pay a portion of the new Policy's first-year premium. If the Face Amount of the new Policy is equal to the Rider Death Benefit, then the amount of Conversion Allowance is equal to the sum of the first twelve Monthly Charges for this rider (or equal to the sum of all Monthly Charges for this rider if less than twelve such charges have been charged). If the Face Amount of the new Policy is less than the Rider Death Benefit, We will pro rate the Conversion Allowance.

REQUEST FOR AN INCREASE OR DECREASE IN INSURANCE AMOUNT
After the first rider year, You may request an increase or decrease in the Rider Insurance Amount. Unless We agree otherwise, the minimum such increase shall be $25,000, and the minimum such decrease shall be $10,000. The increase or decrease shall be effective on the first Monthly Calculation Day on or following the date that We approve the request. However, any such increase will not take effect unless the Cash Surrender Value of the policy at least equals the Monthly Deduction for the policy.

You must apply for all such increases in the Rider Insurance Amount on a supplemental application. Any such application will be subject to evidence of the Insured's insurability satisfactory to us. The Insured must be alive on the effective date of the increased Rider Insurance Amount.

SUICIDE
If, within two years from the Rider Date of Issue and provided this rider is then in effect the Insured Person dies by suicide, whether sane or insane, the Rider Death Benefit will be limited to the cost of insurance charges assessed for this rider.

If, within two years from the effective date of an increase in Rider Insurance Amount and provided this rider is then in effect the Insured Person dies by suicide, whether sane or insane, the amount We pay for the increase of the Rider Insurance Amount will be limited to the cost of insurance charges assessed for this rider for the increase of the Rider Insurance Amount. In such event, the increase of the Rider Insurance Amount will be cancelled.

CONTESTABILITY
We cannot contest the validity of this rider after it has been in effect during the lifetime of the Insured for two years from the Rider Date.

We cannot contest the validity of an increase in the Rider Insurance Amount after such increase has been in effect during the lifetime of the Insured for two years from the effective date of such increase.

VR57                                   2
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TERMINATION OF THIS RIDER
This Rider will terminate on earliest of the following dates:

1. the Rider Expiry Date shown above;

2. termination of the Basic Policy;

3. the date of death of the Insured under the Policy;

4. the date of payment of the Rider Death Benefit;

5. the date of conversion of this rider;

6. the first Monthly Calculation Day following Our receipt from You of a Written Request to cancel this rider.



                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

VR57                                   3

              GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES *

                             Male              Male             Female           Female
        Attained          Nonsmoker           Smoker           Nonsmoker         Smoker
          Age              Classes            Class             Classes           Class
------------------------------------------ ------------------------------------------------------
           18             0.0001333         0.0001800          0.0000792         0.0000908
           19             0.0001383         0.0001883          0.0000817         0.0000942
           20             0.0001400         0.0001925          0.0000842         0.0000967
           21             0.0001392         0.0001942          0.0000850         0.0000983
           22             0.0001367         0.0001917          0.0000867         0.0001008
           23             0.0001342         0.0001883          0.0000875         0.0001025
           24             0.0001308         0.0001842          0.0000900         0.0001058
           25             0.0001267         0.0001783          0.0000908         0.0001075
           26             0.0001233         0.0001733          0.0000933         0.0001117
           27             0.0001217         0.0001717          0.0000950         0.0001150
           28             0.0001200         0.0001700          0.0000975         0.0001183
           29             0.0001200         0.0001717          0.0001000         0.0001233
           30             0.0001200         0.0001750          0.0001033         0.0001292
           31             0.0001225         0.0001808          0.0001058         0.0001342
           32             0.0001250         0.0001867          0.0001092         0.0001400
           33             0.0001292         0.0001958          0.0001125         0.0001458
           34             0.0001342         0.0002067          0.0001183         0.0001550
           35             0.0001408         0.0002192          0.0001225         0.0001617
           36             0.0001475         0.0002342          0.0001300         0.0001742
           37             0.0001567         0.0002533          0.0001392         0.0001900
           38             0.0001667         0.0002750          0.0001492         0.0002075
           39             0.0001783         0.0003000          0.0001608         0.0002275
           40             0.0001908         0.0003283          0.0001733         0.0002500
           41             0.0002058         0.0003617          0.0001883         0.0002775
           42             0.0002208         0.0003958          0.0002033         0.0003033
           43             0.0002383         0.0004350          0.0002183         0.0003300
           44             0.0002558         0.0004758          0.0002333         0.0003567
           45             0.0002767         0.0005225          0.0002492         0.0003842
           46             0.0002992         0.0005692          0.0002658         0.0004125
           47             0.0003233         0.0006200          0.0002842         0.0004425
           48             0.0003492         0.0006733          0.0003042         0.0004733
           49             0.0003783         0.0007333          0.0003250         0.0005067
           50             0.0004092         0.0007917          0.0003492         0.0005450
           51             0.0004458         0.0008700          0.0003750         0.0005833
           52             0.0004883         0.0009517          0.0004042         0.0006267
           53             0.0005358         0.0010450          0.0004383         0.0006775
           54             0.0005908         0.0011500          0.0004733         0.0007292
           55             0.0006517         0.0012617          0.0005108         0.0007833
           56             0.0007192         0.0013825          0.0005492         0.0008375
           57             0.0007908         0.0015075          0.0005875         0.0008892
           58             0.0008683         0.0016408          0.0006242         0.0009375
           59             0.0009558         0.0017792          0.0006633         0.0009875
           60             0.0010533         0.0019325          0.0007092         0.0010425
           61             0.0011617         0.0021050          0.0007633         0.0011133
           62             0.0012850         0.0022992          0.0008317         0.0011992
           63             0.0014258         0.0025192          0.0009175         0.0013150
           64             0.0015850         0.0027617          0.0010192         0.0014442
           65             0.0017608         0.0030242          0.0011292         0.0015892
           66             0.0019500         0.0032975          0.0012475         0.0017325
           67             0.0021550         0.0035842          0.0013675         0.0018817
           68             0.0023750         0.0038792          0.0014883         0.0020167
           69             0.0026150         0.0041933          0.0016175         0.0021683

* The cost of insurance rates above apply only to Standard Risks. Higher cost of insurance rates will apply to Substandard Risks.

VR57                                     4